UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2020

VistaGen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-54014	20-5093315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

343 Allerton Ave. South San Francisco, California 94090
(Address of principal executive offices)
(650) 577-3600
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VTGN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 24, 2020, VistaGen Therapeutics, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”) pursuant to which LPC committed to purchase up to $10,250,000 of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right, but not the obligation, to sell to LPC, and LPC is obligated to purchase up to $10,250,000 of shares of Common Stock. On March 24, 2020, the Company sold 500,000 shares of Common Stock to LPC under the Purchase Agreement at a price of $0.50 per share for proceeds of $250,000. Future sales of Common Stock by the Company under the Purchase Agreement, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the 24-month period commencing on the date that a registration statement covering the resale of shares of Common Stock that have been and may be issued under the Purchase Agreement, which the Company agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied (such date on which all of such conditions are satisfied, the “Commencement Date”).

After the Commencement Date, on any business day over the term of the Purchase Agreement, the Company has the right, in its sole discretion, to direct LPC to purchase up to 100,000 shares on such business day (the “Regular Purchase”), subject to increases under certain circumstances as provided in the Purchase Agreement. The purchase price per share for each such Regular Purchase will be based on prevailing market prices of the Company’s common stock immediately preceding the time of sale as computed under the Purchase Agreement. In each case, LPC’s maximum commitment in any single Regular Purchase may not exceed $1,000,000. In addition to Regular Purchases, provided that the Company presents LPC with a purchase notice for the full amount allowed for a Regular Purchase, the Company may also direct LPC to make accelerated purchases and additional accelerated purchases as described in the Purchase Agreement.

Under applicable rules of the Nasdaq Capital Market, the aggregate number of shares that the Company can sell to LPC under the Purchase Agreement may in no case exceed 19.99% of the Company’s Common Stock outstanding immediately prior to the execution of the Purchase Agreement (which is 9,592,607 shares of Common Stock) (the “Exchange Cap”), unless (i) stockholder approval is obtained to issue more, in which case the Exchange Cap will not apply, or (ii) the average price of all applicable sales of the Company’s Common Stock to LPC under the Purchase Agreement equals or exceeds the closing price of our Common Stock on the Nasdaq Capital Market immediately preceding the signing of the Purchase Agreement, plus an incremental amount such that issuances and sales of our Common Stock to LPC under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable rules of the Nasdaq Capital Market.

LPC has no right to require the Company to sell any shares of Common Stock to LPC, but LPC is obligated to make purchases as the Company directs, subject to certain conditions. In all instances, the Company may not sell shares of its Common Stock to LPC under the Purchase Agreement if it would result in LPC beneficially owning more than 9.99% of its Common Stock. There are no upper limits on the price per share that LPC must pay for shares of Common Stock.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements and conditions and indemnification obligations of the parties. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. The Company issued to LPC 750,000 shares of Common Stock, or approximately 2.7% of the value of the shares of Common Stock issuable under the Purchase Agreement, in consideration for entering into the Purchase Agreement.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 3.02. Unregistered Sales of Equity Securities

The disclosures in Item 1.01 of this Current Report on Form 8-K regarding the issuance of shares of Common Stock to LPC on the Execution Date of the Purchase Agreement. The Company expects to use the proceeds from the initial sale of shares of Common Stock to LPC for working capital and general corporate purposes.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Purchase Agreement, by and between VistaGen Therapeutics, Inc. and Lincoln Park Capital Fund, LLC, dated March 24, 2020
10.2	Registration Rights Agreement by and between VistaGen Therapeutics, Inc. and Lincoln Park Capital Fund, LLC, dated March 24, 2020
99.1	Press Release issued by VistaGen Therapeutics, Inc. on March 25, 2020

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: March 25, 2020	By:	/s/ Shawn K. Singh
Shawn K. Singh Chief Executive Officer